Exhibit 99.1

CONTACT:	James M. Gasior, President & CEO
(330) 282-4111

Cortland Bancorp Declares Quarterly Cash Dividend of $0.05 Per Share

CORTLAND, Ohio – July 28, 2014 – Cortland Bancorp (OTCQX: CLDB), the holding company for Cortland Savings and Banking Company, today announced that its Board of Directors declared a quarterly cash dividend of $0.05 per share, providing a current yield of 1.60% at current market prices. The dividend will be payable on August 28, 2014, to shareholders of record as of the close of business on August 11, 2014.

“Reflecting our strong business fundamentals, and our ongoing commitment to share our success with our shareholders, we are delighted to be paying this regular quarterly cash dividend,” said James Gasior, President and Chief Executive Officer.

Cortland Bancorp today reported earnings increased 30% to $1.0 million, or $0.23 per share, compared to $799,000, or $0.18 per share, for the second quarter of 2013. Earnings results for the quarter were highlighted by an expanded net interest margin and continuation of stellar asset quality trends.

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary, The Cortland Savings and Banking Company conducts business through twelve full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, and Ashtabula in Northeastern Ohio. For additional information about Cortland Banks visit http://www.cortland-banks.com.